CHAPMAN AND CUTLER LLP
111 WEST MONROE STREET
CHICAGO, ILLINOIS  60603






                        February 5, 2010



First Trust Portfolios L.P.
120 East Liberty Drive
Suite 400
Wheaton, Illinois  60187


     Re:                      FT 2295

Gentlemen:

     We have served as counsel for First Trust Portfolios L.P., as Sponsor and Depositor of FT 2295 in connection with the preparation, execution and delivery of a Trust Agreement dated February 5, 2010 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, and FTP Services LLC as FTPS Unit Servicing Agent, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In  connection  therewith, we have examined  such  pertinent records  and  documents  and matters of law  as  we  have  deemed
necessary  in  order  to  enable  us  to  express  the   opinions
hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     1. the execution and delivery of the Trust Agreement and the issuance of Units in the Fund have been duly authorized; and


     2. the Units in the Fund when duly issued and delivered by the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor and such Units, when issued and delivered in accordance with the Trust Agreement against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-164196) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                  Respectfully submitted,




                                  CHAPMAN AND CUTLER LLP


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